As filed with the Securities and Exchange Commission on May 14, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 9, 2007

B&G Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Suite 110, Parsippany, New Jersey		07054
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.
Item 1.02.  Termination of a Material Definitive Agreement.
Item 3.02.  Unregistered Sales of Equity Securities.

On May 9, 2007, B&G Foods, Inc. announced its intention to offer, subject to market and other conditions, 13,900,000 shares of its Class A common stock at an initial public offering price anticipated to be between $12.00 and $14.00 per share, pursuant to an effective shelf registration statement previously filed with the Securities and the Exchange Commission.  In connection with the offering, B&G Foods expects to grant the underwriters an option for a period of 30 days to purchase up to an additional 2,085,000 shares of Class A common stock.  The shares of Class A common stock offered by B&G Foods have been approved for listing on the New York Stock Exchange under the trading symbol “BGS” and will trade separately from B&G Foods’ Enhanced Income Securities, which currently trade on the American Stock Exchange under the trading symbol “BGF.”

B&G Foods expects to use the net proceeds of the offering (1) to repurchase outstanding shares of its Class B common stock, (2) to repay a portion of its term loan borrowings under its senior secured credit facility, (3) to pay fees and expenses related to the offering and (4) for general corporate purposes.

In connection with the offering, B&G Foods and the holders of B&G Foods’ Class B common stock entered into a Stock Repurchase and Exchange Agreement dated as of May 9, 2007.  The Stock Repurchase and Exchange Agreement provides that a portion of the proceeds of the offering will be used to repurchase 6,762,455 shares of Class B common stock at a repurchase price equal to the offering price of the Class A common stock less underwriting discounts and commissions.

Bruckmann, Rosser, Sherrill & Co., L.P. (BRS) and certain entities and individuals affiliated with BRS (including Stephen C. Sherrill, the chairman of B&G Foods’ board of directors) currently hold in the aggregate 5,542,334 shares of Class B common stock, all of which will be repurchased pursuant to the Stock Repurchase and Exchange Agreement.  BRS directly holds 5,196,166 shares of Class B common stock and Mr. Sherrill directly holds 108,514 shares of Class B common stock.  Each of BRS and Mr. Sherrill disclaims beneficial ownership of any shares of Class B common stock not held by them directly.  Current and former executive officers of B&G Foods currently hold 1,285,716 shares of Class B common stock, of which 491,728 shares will be repurchased pursuant to the Stock Repurchase and Exchange Agreement.

The Stock Repurchase and Exchange Agreement also provides that B&G Foods will exchange the remaining 793,988 shares of Class B common stock not repurchased for 793,988 shares of Class A common stock in order to eliminate all outstanding shares of Class B common stock.  The shares of Class A common stock issued in exchange for shares of Class B common stock will be issued pursuant to an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

Because potential conflicts of interest may result from the purchase or exchange of Class B common stock from BRS, Mr. Sherrill and certain current and former executive officers of B&G Foods, the board of directors of B&G Foods established a special committee comprised solely of independent directors.  The special committee’s purpose was to recommend to the board of directors the repurchase price and exchange ratio for the Class B common stock, to negotiate with the holders of the Class B common stock, and to recommend to the board of directors if the transaction is in the best interests of B&G Foods and fair to the holders of B&G Foods’ Class A common stock.  The special committee retained TM Capital Corp. to act as the special committee’s financial advisor.  TM Capital Corp. provided information, advice and analysis to assist the special committee in its review of the proposed transaction.  The special committee also engaged its own legal counsel to advise the special committee on its duties and responsibilities.  TM Capital Corp. delivered to the special committee an opinion that the proposed consideration to be paid by B&G Foods to the holders of the Class B common stock is fair to B&G Foods and the holders of the Class A common stock from a financial point of view.  After considering all of the information it had gathered, the special committee recommended to the board of directors that from a valuation standpoint, the purchase price for the Class B common stock to be repurchased should be the offering price of the Class A common stock in the offering, net of underwriting discounts and commissions, and that each share of Class B common stock to be exchanged should be exchanged for one share of Class A common stock.  The special committee also recommended to the board of directors that based on the repurchase price and Class A and Class B exchange ratio and other material terms of the transaction, the transaction is advisable and in the best interests of B&G Foods and fair to the holders of the Class A common stock.

The Stock Repurchase and Exchange Agreement also provides that upon the completion of the offering (A) the Second Amended and Restated Securities Holders Agreement (including Registration Rights Agreement), dated as of October 14, 2004, among B&G Foods, BRS, Morning Street Partners, L.P. (successor in interest to Canterbury Mezzanine Capital II, L.P.), Protostar Equity Partners, L.P. and the management stockholders party thereto and (B) the Amended and Restated Transaction Services Agreement, dated as of September 30, 2004, between Bruckmann, Rosser, Sherrill & Co., Inc. and B&G Foods will be terminated.

The transactions contemplated by the Stock Repurchase and Exchange Agreement are subject to the completion of the offering as well as other customary closing conditions.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

10.1	Stock Repurchase and Exchange Agreement, dated as of May 9, 2007, by and between B&G Foods, Inc. and the holders of Class B common stock listed on Schedule A thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: May 14, 2007	By:	/s/ Scott E. Lerner
Scott E. Lerner Executive Vice President, General Counsel and Secretary